SC 13G
<SEQUENCE>1
<FILENAME>sc13g.txt
VALENCIANA DE RECUBRIMIENTOS,S.A.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G


                    Under The Securities Exchange Act of 1934

                               (AMENDMENT NO.  )*

                                   Polymer Solutions INC
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    731913-10-9
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 September 23, 2003
 -------------------------------------------------------------------------------
             (Date of Event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


            \ \     Rule 13d-1(b)

            \x\     Rule 13d-1(c)

            \ \     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 8 Pages

CUSIP No. 731913-10-9
------------






--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON
                          VALENCIANA DE RECUBRIMIENTOS, S.A.

                          999999999
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)     / /

                                                            (b)     / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                    SPAIN
--------------------------------------------------------------------------------



                              5        SOLE VOTING POWER

                                        533,333
       NUMBER OF              --------------------------------------------------
  SHARES BENEFICIALLY         6        SHARED VOTING POWER
       OWNED BY
         EACH                               -
       REPORTING              --------------------------------------------------
      PERSON WITH             7        SOLE DISPOSITIVE POWER

                                        533,333
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                            -
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        533,333
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                            -
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            5.76%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                            CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 731913-10-9



ITEM  1 (a).   NAME OF ISSUER:
               POLYMER SOLUTIONS INC.

ITEM  1 (b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               SUITE 2200,885 WEST GEORGIA STREET
		VANCOUVER,BRITISH COLUMBIA
		CANADA

ITEM  2 (c).   NAME OF PERSON FILING:
               VALENCIANA DE RECUBRIMIENTOS,S.A.


ITEM  2 (b).   ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               POLIGONO INDUSTRIAL SACTOR 13
		AVDA. DELS GREMIS S/N
		46394 RIBA-ROJA DE TURIA
		VALENCIA
		SPAIN


ITEM  2 (c).   CITIZENSHIP:
               VALENCIANA DE RECUBRIMIENTOS-SPAIN

ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:
               Common Stock

ITEM 2 (e).    CUSIP NUMBER:
               731913-10-9

ITEM 3 (e)     THE PERSONS FILING THIS SCHEDULE, PURSUANT TO
               PARAGRAPH 240.13d-1(b)  ARE A:
               (X) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          VALENCIANA DE RECUBRIMIENTOS-533,333
          ----------------------------------------------------------------------

     (b)  Percent of class:

          VALENCIANA DE RECUBRIMIENTOS-5.76%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          VALENCIANA DE RECUBRIMIENTOS-

          (i)   Sole power to vote or to direct the vote  533,333
                                                        -----------------------,


          (ii) Shared power to vote or to direct the vote         0
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the            533,333
                disposition of
                                                          ---------------------,


          (iv)  Shared power to dispose or to direct the          0
                disposition of












ITEM 5.        OWNERSHIP OF MORE THAN FIVE PERCENT OR LESS OF A CLASS:
               If this statement is being filed to report the fact that as of the date here of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

               Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
               Not applicable.

ITEM 10.       CERTIFICATION:
               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

               SIGNATURE:
               AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                         VALENCIANA DE RECUBRIMIENTOS, S.A.

   OCTOBER,15 OF 2003                           /s/ FRANCISCO PERELLO FERRERES
---------------------------        By:   --------------------------------------
         DATED                           FRANCISCO PERELLO FERRERES
                                         GENERAL MANAGER